UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 29, 2010
Cavco Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-08822	56-2405642

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 North Central Avenue, Suite 800, Phoenix, Arizona	85004

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (602) 256-6263
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On November 29, 2010, Fleetwood Homes, Inc. (“FHI”), a subsidiary of Cavco Industries, Inc., a Delaware corporation (the “Corporation”), entered into a Debtor-In-Possession Revolving Credit Agreement (the “DIP Agreement”) and a Security Agreement (the “DIP Security Agreement”) with Palm Harbor Homes, Inc. (“Palm Harbor”) and certain of its subsidiaries. Also on November 29, 2010, a subsidiary of FHI, Palm Harbor Homes, Inc., a Delaware Corporation, (“Acquisition Co.”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Palm Harbor and certain of its subsidiaries.
Palm Harbor and those of its subsidiaries that are parties to the DIP Agreement and the Purchase Agreement filed for chapter 11 bankruptcy protection on November 29, 2010.
Pursuant to the terms and conditions of the DIP Agreement, FHI has agreed to provide a $50 million debtor-in-possession credit facility (which may increase to $55 million if certain conditions are met) to finance Palm Harbor’s reorganization under chapter 11 of the U.S. Bankruptcy Code. The DIP Agreement bears interest at 7% per annum and matures on the earlier of April 15, 2011 or 15 days after entry of a final order from the U.S. Bankruptcy Court approving the sale of Palm Harbor’s assets. Palm Harbor’s obligations under the DIP Agreement will be secured by liens on substantially all of Palm Harbor’s assets.
Pursuant to the terms and conditions of the Purchase Agreement, Palm Harbor and its applicable subsidiaries have agreed to sell, and Acquisition Co. has agreed to purchase, substantially all of Palm Harbor’s assets comprising its manufactured housing business, its finance business, and its insurance business. In addition, Acquisition Co. will assume certain liabilities of Palm Harbor, including certain product warranty obligations. The transactions contemplated by the Purchase Agreement are expected to be conducted pursuant to a sale process under section 363 of the U.S. Bankruptcy Code. The consideration pertaining to the purchase of the Palm Harbor assets and assumption of certain liabilities is expected to be approximately $57.5 million; however, the final consideration is subject to certain post-closing adjustments.
The DIP Agreement, the DIP Security Agreement, and the Purchase Agreement are subject to the approval of the U.S. Bankruptcy Court. The Corporation expects to receive interim Bankruptcy Court approval of the DIP Agreement and the DIP Security Agreement by December 1, 2010 and expects to receive Bankruptcy Court approval of the Purchase Agreement, including approval of Acquisition Co. as the “stalking horse” bidder for the Palm Harbor assets in the section 363 sale auction process, in late December 2010 or early January 2011.
The foregoing descriptions of the DIP Agreement and DIP Security Agreement do not purport to be complete and are qualified in their entirety by reference to the DIP Agreement and the DIP Security Agreement, which are filed as Exhibits 10.1 and 10.2 hereto and are incorporated herein by reference. The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 10.3 hereto and is incorporated herein by reference.
The DIP Agreement, the DIP Security Agreement and the Purchase Agreement are attached as exhibits hereto to provide you with information regarding the terms of the transactions described therein and are not intended to provide you with any other factual information or disclosure about the Corporation or any of its subsidiaries. The representations and warranties and covenants contained in the DIP Agreement, the DIP Security Agreement and the Purchase Agreement were made for the purposes of the DIP Agreement, the DIP Security Agreement and the Purchase Agreement, respectively, and as of a specific date, were solely for the benefit of the parties to the DIP Agreement, the DIP Security Agreement and the Purchase Agreement, may be subject to limitations agreed upon by the parties, including being qualified by disclosure schedules made for the purposes of allocating contractual risk between the parties thereto instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the DIP Agreement, the DIP Security Agreement and the Purchase Agreement, which subsequent information may or may not be reflected in the Corporation’s public disclosures.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1	Debtor-In-Possession Revolving Credit Agreement dated November 29, 2010

10.2	Security Agreement dated November 29, 2010

10.3	Asset Purchase Agreement dated November 29, 2010

99.1	Press Release dated November 29, 2010

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAVCO INDUSTRIES, INC.
By:	/s/ James P. Glew
	Name:	James P. Glew
	Title:	Secretary
Date: November 29, 2010

EXHIBIT INDEX

Exhibit No.	Description

10.1	Debtor-In-Possession Revolving Credit Agreement dated November 29, 2010

10.2	Security Agreement dated November 29, 2010

10.3	Asset Purchase Agreement dated November 29, 2010

99.1	Press Release dated November 29, 2010